Exhibit 21.1

Subsidiaries of VMware, Inc.

SUBSIDIARIES	STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION
Akimbi Systems, SARL.	France
Propero, Inc.	Delaware
Propero Limited	U.K.
VMware Australia Pty Ltd	Australia
VMware Bermuda Limited	Ireland
VMware Canada Inc.	Canada
VMware Germany GmbH	Germany
VMware Global, Inc.	Delaware
VMware International	Cayman Islands
VMware International Limited	Ireland
VMware Singapore Pte Ltd.	Singapore
VMware Software India Private Limited	India
VMware Sweden AB	Sweden
VMware UK Limited	U.K.
VMware, K.K.	Japan